                                                                    Exhibit 3.43

                                     OFFICE
                                     OF THE
                               CIVIL-LAW NOTARIES

                                  W. WESTBROEK
                                J. VAN DER ELBURG
                               TH. J. M. SCHUURMAN
                                   B. DE HAAN
                                  A.J. KORTEWEG
                                   W.E. DE VIN
                                       IN
                                    ROTTERDAM


                                  INCORPORATION
                                  -------------


                                  of the private limited liability company


                                  Handelmaatschappij Schreiner & Co B.V.
                                  --------------------------------------


                                  with its official seat in The Hague
                                  -----------------------------------


                          dated 30 March 1973
                          -------------------

                          Copy
                          ----

[Printed on certified paper]
Kou/NG/BG 18202

On this 30th day of March, nineteen hundred and seventy-three there appeared before me, Willem Eduard de Vin, civil-law notary of Rotterdam:

1. Willem Adriaan Koudijs, junior civil-law notary, residing at Krimpen aan den IJssel, according to his statement acting as mandatary of the private limited liability company with its official seat in The Hague: Schreiner Beheer Maatschappij B.V.

2. Kasper Maria Franciscus Josephus Houben, junior civil-law notary, residing at Capelle aan den IJssel, according to his statement acting as mandatary for Bernardus Arthur Marie Schreiner, director of a company, residing at Groot Haesebroekseweg 53, Wassenaar, born in The Hague on August 23rd, nineteen hundred and fifteen.

The persons appearing declare that Schreiner Beheer Maatschappij B.V. and Bernardus Arthur Marie Schreiner wish to incorporate a private limited liability company which will be governed by the following

                             ARTICLES OF ASSOCIATION
                             -----------------------

Name and official seat
----------------------
Article 1
---------

1. The company bears the name: Handelmaatschappij Schreiner & Co B.V. and has its official seat in The Hague.

2.   It may establish offices and branches both in the Netherlands and abroad.

Objects
-------
Article 2
---------

The company's objects are:

a.   to manufacture and trade aviation machinery and parts thereof;

b. to do business in agencies and commissions and to receive goods in deposit and on consignment;

c. to conduct trade in all movable and immovable property in the broadest sense, and also everything connected with the above or which might be beneficial thereto, and furthermore to participate in, manage and finance other companies, of whatever kind.

Duration
--------
Article 3
---------

The company will exist indefinitely.

Capital and shares
------------------
Article 4
---------

1. The authorized capital of the company is one million guilders, divided into one thousand shares of one thousand guilders each.

2.   Two hundred shares have been issued which must be paid in full.

Article 5
---------

1. The general meeting of shareholders - hereinafter also referred to as the general meeting - will decide to issue further shares; the general meeting will determine the price and further conditions of issue.

2.   Shares will not be issued below par.

3.   Shares will be issued only against full payment.

Article 6
---------

1. The Board of Management may, though only with the authorization or approval of the general meeting, have the company purchase paid-up shares in its own capital for valuable consideration, but at the most at a par value corresponding to half of that of the allotted capital.

2. With respect to the sale by the company of shares it has purchased in its own capital, Article 5 will apply mutatis mutandis, except that such shares may also be sold below par.

3. No voting rights nor pre-emption rights can be derived, for any reason, from shares owned by the company in its own capital; nor will any dividend be paid on such shares.

They will not count in the calculation of a quorum.

Article 7
---------

1.   The shares will be registered and will be numbered consecutively.

2.   No share certificates will be issued.

3. The Board of Management will maintain a share register, in which the names and addresses of the shareholders, the specifications of their shares, and the amount paid for each share will be recorded.

Each entry in the afore-mentioned register will be signed by a director.
Each shareholder may at all times inspect the register referred to in this paragraph and obtain an excerpt from it; however, this excerpt may concern only the shareholder's own shares.

4. For the purposes of the second sentence of paragraph 3 of this Article 7, the facsimile of a signature will be regarded as a handwritten signature.

5.   Each shareholder is obliged to notify the management of his or her address.

Article 8
---------

If shares are owned jointly, the joint owners are obliged to nominate someone in writing who will exercise the rights attached to those shares on their behalf.

Notices convening meetings, announcements and notifications
-----------------------------------------------------------
Article 9
---------

Notices convening meetings, announcements and notifications pursuant to these articles of association will be sent by registered mail or by bailiff's writ, in the case of notices convening meetings, announcements and notifications directed to shareholders, to the addresses referred to in Article 7, in the case of announcements and notifications from shareholders to the management, to the company's office and to the home addresses of all directors, and in the case of announcements and notifications from shareholders to the person referred to in
Article 19 paragraph 4, to the home address of that person.
The date of a notice convening a meeting, an announcement or a notification will be the date of the stamp on the receipt of postal delivery of the registered letter or the day of service of the bailiff's writ.

Method of transfer and allocation of shares
-------------------------------------------
Article 10
----------

1. For the transfer of shares an instrument of transfer is required, and service of that instrument on the company or written acknowledgement of the transfer by the company based on submission of that instrument to the company.

2. The provisions of the first paragraph will apply mutatis mutandis to the allocation of shares in the event of any division of jointly held shares.

Transfer restriction clause
---------------------------
Article 11
----------

Transfer of shares in the company - not including the sale by the company of shares purchased in its own capital - can take place only with due observance of Articles 12 to 17.

Article 12
----------

Any shareholder who wishes to transfer one or more shares must have the approval of the general meeting.

Article 13
----------

The transfer must take place within three months after approval has been granted.

Article 14
----------

Approval will be deemed to have been granted if the general meeting has not, at the same time as refusing approval, provided the applicant with a list of one or more prospective buyers who are prepared to buy all the shares in respect of which the request for approval was made for cash, at the price referred to in
Article 15; the company itself can be designated as a prospective buyer only with the consent of the offerer. Approval will also be deemed to have been granted if the general meeting has not made a decision in regard to the request within six weeks after the request for approval.

Article 15
----------

The price referred to in Article 14 is equal to the value of the shares in question, to be determined by an independent expert.

Article 16
----------

The independent expert will be nominated by the Board of Management and the applicant by mutual consent.

Article 17
----------

If the Board of Management and the applicant cannot reach an agreement as to the nomination of the independent expert, the nomination will be made by the Netherlands Arbitration Institute.

Board of Management
-------------------
Article 18
----------

1. The company will be managed by a Board of Management consisting of a number of members to be determined by the general meeting. A corporate entity may also be a director.

2. The Board of Management may, with due observance of these articles of association, draw up rules and regulations regulating its internal affairs. Furthermore, the directors may determine the division of tasks among themselves, whether or not according to fixed rules and regulations.

3. The Board of Management will meet as often as a director wishes. It will make decisions by an absolute majority of votes. In the event of equally divided votes the general meeting will decide.

4. In managing the company, The Board of Management will observe any general guideline which may be drawn up by the general meeting with respect to financial, economic and social policy.

5. Authorization or approval by the general meeting is required for decisions by the Board of Management:

a.   to purchase, encumber or sell immovable property, ships or aircraft;

b. to transfer as security or to encumber movable goods, whether tangible or intangible;

c. to take out loans payable by the company, with the exception of the withdrawal of money in consequence of which the company will have a debit balance with a bank nominated by the general meeting of an amount not greater than the amount which, after being determined by the general meeting, has been communicated to the bank;

d. to lend money, in so far as such a loan leads to one single debtor owing more than two thousand five hundred guilders to the company;

e. to grant, alter or withdraw power of procuration, or to grant or take away a title to a holder of a power of procuration, as referred to in Article 21;

f. to appoint staff for a fixed period, to award a staff member a fixed annual salary which is higher than the maximum annual income which at the time of award is taken into account in the calculation of the contribution for the General Old Age Pensions Act/General Widows' and Orphans' Benefits Act, or to dismiss a staff member who has been appointed for a fixed period or is receiving a fixed annual salary, as described above;

g. to arrange group pension schemes and grant pension rights, other than in accordance with a group pension scheme;

h. to bind the company for debts of others, either by means of suretyship, or in some other way;

i. to enter into agreements - in so far as such agreements are not part of standard agreements - by virtue of which any conflicts may be subjected to arbitration or to binding third-party rulings, or to conclude settlements;

j. to conduct legal proceedings - whether as claimant or as defendant - either in the ordinary court, or before a board of arbitration, to request a binding third-party ruling, though with the exception of taking any legal measures which cannot be postponed or which are exclusively related to interlocutory attachment, and also with the exception of taking measures to recover debts;

k. to exercise a voting right on unlisted shares and other assets yielding voting rights;

l.   to set up and close down offices or branches;

m. to expand the company's affairs with a new branch of business or to close down - including transfer of ownership or enjoyment - of the company's business or part thereof;

n. to take part in or accept or relinquish the management of other enterprises or to terminate such participations;

o.   to enter into, terminate or alter collaboration or pooling agreements;

p. to purchase, encumber or sell industrial and intellectual property rights, including the granting and acquiring of licences or sub-licences;

q. to purchase fixed business assets for an amount higher than the amount approved by the general meeting;

r. to perform acts in law, in so far as these are not already specifies under the previous subparagraphs of this article, of which the interest or the value for the company exceeds the amount laid down by the general meeting or on account of which the company is bound for longer than a certain period laid down by the general meeting.

Article 19
----------

1. The directors will be appointed by the general meeting, which may suspend or dismiss them at all times.

2. If the general meeting has suspended a director, then within three months after commencement of the suspension the general meeting must decide either to dismiss the director or to terminate or extend the suspension; if it fails to do so, the suspension will expire. The suspension can be prolonged once only and at the most for three months, commencing on the day on which the general meeting decides to prolong it.

If the general meeting has not decided to dismiss the director or to terminate the suspension within the term laid down for prolongation, the suspension will expire.

3. Suspended directors will be given the opportunity to answer for themselves in the general meeting and to be represented by counsel.

4. In the event of any vacancies or the absence of one or more directors, the remaining directors or the one remaining director will be temporarily charged with the entire management.

In the event of any vacancies or the absence of all the directors or of the only director, the person whom the general meeting will nominate annually for the purpose will be charged temporarily with the management. In the event of vacancies, the person referred to in the previous sentence will, as soon as possible, take the necessary steps to make definitive arrangements.

Article 20
----------

The general meeting will determine the salary, any bonuses and the further terms of employment of the directors.

Holders of a power of procuration
---------------------------------
Article 21
----------

The Board of Management may, subject to Article 18, paragraph 5e, grant power of procuration to one or more persons employed by the company and grant any title it chooses to one or more holders of a power of procuration.

Representation
--------------
Article 22
----------

1. Each director is separately authorized to represent the company both at law and otherwise.

2. If a director enters into an agreement with the company in a private capacity or enters into any form of legal proceedings against the company in a private capacity, the company will be represented in this matter by a person nominated by the general meeting; this person may also be director in respect of whom the conflicting interest exists. If a director has some interest which conflicts with that of the company in some other way than that described in the previous sentence, he will, like each of the other directors, be authorized to represent the company.

General meetings
----------------
Article 23
----------

1.   The ordinary general meeting will be held once each year, before July 1st.

2.   At this meeting

     a. the Board of Management will report on the affairs of the company and its management;

     b. the balance sheet, the profit and loss accounts with an explanatory statement, and the profit appropriation will be adopted;

     c.   the person referred to in Article 19, paragraph 4 will be nominated;

     d. subject to Article 24, paragraph 3, the other items on the agenda will be dealt with.

3. Extraordinary general meetings will be held as often as the Board of Management deems desirable.

Article 24
----------

1. The general meetings will be held in The Hague. At a general meeting held in some other municipality, legally valid resolutions can be adopted only if the entire allotted capital is represented.

2. The meeting will be convened by a director. The notice convening the meeting will be sent not later than on the fifteenth day prior to the day of the meeting.

3. The items to be discussed will always be included with the notice convening the meeting.

Legally valid resolutions cannot be adopted with regard to items which have not been announced in the notice convening the meeting or in a supplementary letter with due observance of the time limit laid down for the notice convening the meeting, unless the resolution is adopted unanimously at a meeting at which the entire allotted capital is represented.

Article 25
----------

1. The general meeting will appoint its own chairperson. The chairperson will appoint the secretary.

2. Minutes will be kept of the proceedings of each meeting. The minutes will be approved and signed in evidence thereof by the chairperson and the secretary of the meeting in question or approved by a following meeting; in the latter case they will be signed for adoption by the chairperson and the secretary of this following meeting.

Article 26
----------

1.   At the general meeting each share will confer the right to cast one vote.

2.   Blank votes and invalid votes will be regarded as not having been cast.

3. Valid votes can also be cast for the shares of those who would be granted some right vis-a-vis the company in consequence of the resolution to be passed for some other reason than in their capacity as shareholders of the company, or who would be discharged of some obligation to the company in consequence of said resolution.

4. Shareholders may be represented at the meeting by a proxy authorized in writing.

Article 27
----------

1.   Resolutions will be adopted by an absolute majority of votes.

2. The chairperson will determine the method of voting, with the proviso that, if one of the persons present and entitled to vote so desires, votes with respect to the appointment, suspension or dismissal of persons will be cast by means of sealed and unsigned ballot.

3.   In the event of equally divided votes, no resolution will be adopted.

Article 28
----------

1. Any resolutions which shareholders may adopt at a meeting may also be adopted without holding a meeting. A resolution of this kind is legally valid only if all shareholders have expressed themselves in favour of the proposal in question in writing, or by means of a telegram or a telex.

2. A resolution as referred to in paragraph 1 of this Article will be recorded in the minutes register of the general meeting; this record will be read out at the next general meeting by the chairperson of that meeting. Moreover, the records evidencing the adoption of a resolution of this kind will be kept in the minutes register of the general meeting and as soon as the resolution has been adopted, all shareholders will be notified thereof in writing.

Financial year, balance sheet, and profit and loss account
----------------------------------------------------------
Article 29
----------

1.   The financial year is the calendar year.

2. Annually, within five months of the end of each financial year - subject to prolongation of this period by the general meeting due to special circumstances
- the Board of Management will draw up a balance sheet and a profit and loss account, which will be submitted to the general meeting for adoption. The balance sheet and the profit and loss account will be accompanied by an explanatory statement and by the report by the company's accountant referred to in Article 30.

The balance sheet, the profit and loss account and the explanatory statement will be signed by all the directors; should the signature of one or more of them be missing, this will be recorded and the reason stated.

3. Adoption of the balance sheet and the profit and loss account by the general meeting will - unless that meeting makes some reservation - discharge the Board of Management from liability for its management over the past financial year, subject to the provisions of Article 49a of the Dutch Commercial Code.

4. From the day the notice is sent convening the general meeting at which the balance sheet and the profit and loss account with the explanatory statement will be dealt with to the end of that meeting, the documents referred to in the second paragraph of this Article will be available for the shareholders' inspection at the company's office. Copies of these documents will be available to shareholders free of charge. If the documents have been adopted with amendments, the previous sentence will apply mutatis mutandis to the documents thus adopted.

Accountant
----------
Article 30
----------

1. The general meeting will appoint an accountant to audit the balance sheet, the profit and loss account, and the explanatory statement drawn up by the Board of Management and to report on them to the general meeting.

The general meeting may dismiss the accountant at all times.

2. The accountant will have the powers and obligations granted to and imposed on him in Article 57s, paragraph 3 of the Dutch Commercial Code.

3. The Board of Management may give instructions to the above-mentioned accountant or to some other accountant at the expense of the company.

Profit and loss
---------------
Article 31
----------

The profits will be at the free disposal of the general meeting.

Article 32
----------

1.   Dividends must be made payable within one month of adoption at the latest.

2. Dividends which have not been claimed within five years after becoming exigible will revert to the company.

3. If on the evidence of the adopted profit and loss accounts a loss has been incurred in any year which cannot be covered by a reserve, or offset in some other way, no distribution of profits will take place in the following years so long as this loss has not been made up.

Liquidation
-----------
Article 33
----------

1. If the company is liquidated pursuant to a resolution of the general meeting, the Board of Management will be charged with the liquidation, if and in so far as the general meeting does not determine otherwise.

2.   The general meeting will determine the remuneration of the liquidators.

3. The liquidation will take place with due observance of the legal provisions. During the liquidation these articles of association will remain in force to as great an extent as possible.

4. Whatever remains of the company's assets after all debts have been paid will be distributed amongst the shareholders in proportion to the face value of the shares they hold.

5. During ten years after liquidation the company's accounts and records will rest with the person nominated by the general meeting for the purpose.
Finally, the persons appearing declare that

a. the incorporators will participate in the company's capital as follows: the first incorporator for one hundred and ninety-nine shares and the second incorporator for one share;

b.   the incorporators have undertaken to pay for their shares cash down;

c.   for the time being there will be three directors;
     the following persons are appointed as the first directors:

     -    the incorporator B.A.M. Schreiner;

     - Cornelis Frederik Verschoor, residing at Julianalaan 109 in Haastrecht, born in The Hague on October 30th, nineteen hundred and twenty-six, and

     - Jan Hendrik Hillenga, residing at Sweelinckhof 28, Voorschoten, born in Bogor (Indonesia) on February 4th, nineteen hundred and twenty-seven

d. the requisite ministerial certificate of no objection was granted on February 15th, nineteen hundred and seventy-three, Ministry of Justice, Private Law Branch, no. B.V. 120420.

The mandates are evidenced by two privately executed instruments of authorisation which will be attached to this original document after authentication in accordance with the law.
Whereof record, executed in a single copy in Rotterdam, at the time appearing in the heading of this instrument.
After the substance of this instrument had been given to the persons appearing and they had declared that they had taken cognizance of the contents of the instrument and did not wish it to be read out in its entirety, this instrument, immediately after reading of those sections of the instrument which the law requires to be read, was signed by the persons appearing, who are known to me, civil-law notary, and by me, civil-law notary.
(Sgd) W.A. Koudijs; K. Houben; W.E. de Vin Jr.
Followed by certificate of no objection
---------------------------------------
NO OBJECTIONS RAISED No.B.V. 120.420.
The Hague, 15 February 1973
The State Secretary of Justice, On behalf of the State Secretary, Head of the Private Law Branch. (Sgd) P. Miedema
                              ISSUED AS A TRUE COPY